SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

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                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                          KONOVER PROPERTY TRUST, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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

                         KONOVER PROPERTY TRUST, INC.
                       11000 Regency Parkway, Suite 300
                          Cary, North Carolina 27511




                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 11, 2000
                    ----------------------------------------


     NOTICE IS HEREBY GIVEN that the 2000 annual meeting of Stockholders of Konover Property Trust, Inc., a Maryland corporation (the "Company"), will be held at the offices of [TC]2, 211 Gregson Drive, Cary, North Carolina 27511, on May 11, 2000, at 10:00 a.m. for the following purposes:

   1. To elect directors to serve until the 2001 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal One);

   2. To amend the Company's 1995 Outside Directors' Stock Compensation Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 150,000 to 250,000 (Proposal Two); and

   3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Only stockholders of record at the close of business on March 15, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                        By Order of the Board of Directors


                                        /s/ ROBIN W. MALPHRUS


                                        ROBIN W. MALPHRUS, Esq.
                                        Secretary

Dated: April 13, 2000

                          KONOVER PROPERTY TRUST, INC.


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 11, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Konover Property Trust, Inc., a Maryland corporation (the "Company"), of proxies from the holders of the Company's common stock for use at the 2000 annual meeting of Stockholders to be held at 211 Gregson Drive, Cary, North Carolina 27511, on May 11, 2000 at 10:00 a.m., and at any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, the stockholders will consider and vote upon the following matters:

   1. Election of directors to serve until the 2001 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal One);

   2. Amendment of the Company's 1995 Outside Directors' Stock Compensation Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 150,000 to 250,000 (Proposal Two);

   3. Such other business as may properly come before the meeting and any adjournment thereof.

     This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 13, 2000.

     This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. Directors, officers and employees of the Company may also solicit proxies by telephone, telegraph, fax or personal interview.

     Holders of record of common stock of the Company (the "Common Stock") as of the close of business on March 15, 2000 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 15, 2000, there were 31,142,930 shares of Common Stock issued and outstanding.

     Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted at the Annual Meeting FOR the election of the nine nominees. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

     Proposal One, the election of the directors of the Company requires the vote of a plurality of all of the votes cast at the Annual Meeting provided a quorum is present. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.


     Proposal Two, approval of an increase in the number of shares authorized for issuance under the Company's 1995 Outside Directors' Stock Compensation Plan, requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares of Common Stock entitled to vote on the proposal. For purposes of the vote on Proposal Two, an abstention will have the effect of a vote against the proposals, unless holders of more than 50% in interest of all shares of Common Stock entitled to vote on the proposals cast votes, in which event an abstention will have no effect on the result of the vote.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

     The Company's bylaws authorize the Board of Directors to set the number of directors at no less than three nor more than fifteen. The number of directors is currently set at nine. The nine nominees named below have been nominated for election for one-year terms expiring at the 2001 annual meeting of stockholders or until their successors are duly elected and qualified.

     Unless marked otherwise, proxies received will be voted for the election of each of the nominees named below. If any nominee becomes unable or unwilling to serve before the Annual Meeting, the shares represented by proxy will be voted for a substitute nominee designated by the Board of Directors. Alternatively, the vacancy may be filled by the Board after the Annual Meeting. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. The nominees for election at the Annual Meeting are set forth below.



     Name                       Age                       Principal Occupation                      Director Since
     ------------------------- ----- ------------------------------------------------------------- ---------------
     Simon Konover              77   Chairman of the Board                                              1998
     C. Cammack Morton          48   President and Chief Executive Officer of the Company               1996
     Patrick M. Miniutti        52   Executive Vice President and Chief Financial Officer of the        1996
                                       Company
     William D. Eberle          76   Chairman of Manchester Associates, Ltd.                            1997
     J. Richard Futrell, Jr.    69   Former Chairman and Chief Executive Officer of Centura             1993
                                       Banks, Inc.
     John W. Gildea             56   Managing Director of Gildea Management Company and                 1996
                                       Advisor for The Network Funds
     J. Michael Maloney         53   Founder of Highland Capital Group, Inc.                            1999
     Jonathan O'Herron          70   Managing Director of Lazard Fr-res & Co. LLC                       1999
     Mark S. Ticotin            51   Chief Operating Officer of Lazard Fr-res Real Estate               1999
                                       Investors LLC

     Simon Konover is the founder of Konover & Associates, a $500 million-plus real estate enterprise located in West Hartford, Connecticut. The organization includes shopping centers, office buildings, hotels and residential communities. The shopping center portfolio includes over 100 centers and 11 million square feet. In the mid-1960s, Mr. Konover began developing retail centers in South Florida and in late 1989 founded Konover & Associates South, located in Boca Raton, Florida. The Company purchased Konover & Associates South in 1998 and, in connection with the acquisition, committed to appoint Mr. Konover as Chairman of the Board.

     C. Cammack Morton joined the Company in December 1995 as Chief Operating Officer and was elected President and a Director in January 1996. Effective January 1, 1997, Mr. Morton became the Company's Chief Executive Officer. Prior to his affiliation with the Company, Mr. Morton served as Managing Director of Rothschild Realty, Inc. ("Rothschild") and President and Chief Executive Officer of the Charter Oak Group, Ltd., a subsidiary of Rothschild engaged in the development and management of outlet centers. He joined Rothschild in 1987 as Vice President, was promoted to Senior Vice President in 1989 and to Managing Director in 1991.

     Patrick M. Miniutti joined the Company as Executive Vice President, Chief Financial Officer and Director in August 1996. Prior to his affiliation with the Company, Mr. Miniutti served for three years as Executive Vice President, Chief Financial Officer and Trustee of Crown American Realty Trust, a public REIT that owns regional shopping malls. Prior thereto, Mr. Miniutti held senior financial positions for a combined 12 years with New Market Companies, Inc., Western Development Corporation (predecessor to The Mills Corporation) and Cadillac Fairview Corporation Limited, which was preceded by ten years in public accounting, principally with national firms. Mr. Miniutti is a member of the American Institute of Certified Public Accountants and a former member of its Real Estate Accounting Committee, which was responsible for promulgating most of the real estate accounting rules in practice today.

     William D. Eberle was a founder of Boise Cascade and is Chairman of Manchester Associates, Ltd., a venture capital and international consulting firm and Of Counsel to the law firm of Kaye, Scholer, Fierman, Hays & Handler. Mr. Eberle also serves as a director of the Board of America Service Group Inc., a health care services company, Showscan Entertainment, Inc., a movie-based software and technology company, Ampco Pittsburgh Corporation, a steel fabrication equipment company, Mitchell Energy & Development Corp., a gas and oil company, and Sirrom Capital Corporation, a venture financing company.

     J. Richard Futrell, Jr. is the retired Chairman of Centura Banks, Inc., a position he held from 1989 to 1993.

     John W. Gildea has been Managing Director of Gildea Management Company, an investment advisory firm, since 1990. From 1986 to 1990, he was Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. He is a director of America Service Group, Inc. and The General Chemical Group, Inc.

     J. Michael Maloney is the founder of Highland Capital Group, Inc. ("HCG"), an investment and consulting services company. Before forming HCG, he was Senior Vice President of Corporate Property Investors ("CPI") from 1981 to 1998. Prior to joining CPI he served as Vice President and Senior Credit Officer of Citibank's domestic real estate lending department from 1971 to 1981.

     Jonathan O'Herron is a Managing Director in the Banking Group of Lazard Freres & Co. LLC. He is a leading investment banker, serving as financial advisor to major U.S. and multinational corporations. Prior to joining Lazard in 1971, Mr. O'Herron was Executive Vice President -- Finance for the Penn Central Company. Mr. O'Herron is a Trustee Emeritus of Middlebury College, a Trustee of St. Vincent's Hospital and Medical Center and Chairman of the Board of Trustees of the American Red Cross in Greater New York.

     Mark S. Ticotin is Chief Operating Officer of Lazard Freres Real Estate Investors, LLC ("LFREI"). Before joining Lazard, he was Senior Executive Vice President of Simon Property Group, Inc., a publicly traded real estate investment trust ("SPG"), after SPG acquired CPI in September 1998. Mr. Ticotin had been President and Chief Operating Officer of CPI when it merged with SPG. The portfolios of CPI and SPG consisted primarily of regional shopping centers. From 1988 to 1997, Mr. Ticotin was Senior Vice President of CPI and responsible for its Leasing, Legal and Marketing Departments. Prior to joining CPI in 1983, he was an attorney with the law firm of Cravath, Swaine & Moore.

     Messrs. Maloney, O'Herron and Ticotin are nominated for election at the Annual Meeting pursuant to the Company's Stockholder's Agreement with Prometheus Southeast Retail, LLC entered into in connection with the issuance of a controlling interest in the Company to Prometheus in 1998. [See "Certain Relationships and Related Transactions -- Prometheus Relationship" below.]

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE ABOVE-LISTED NOMINEES FOR ELECTION AS DIRECTORS.


INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee, an Executive Compensation Committee and a Nominating Committee. During the year ended December 31, 1999, the Board of Directors held eight meetings, the Audit Committee held two meetings, the Executive Compensation Committee held two meetings and the Nominating Committee held one meeting. Each director attended at least 75% of the Board of Directors meetings and assigned committee meetings held during 1999.

     AUDIT COMMITTEE. The Audit Committee, which consists of Messrs. Eberle (Chairman), Futrell and Maloney, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement, approves professional services provided and fees charged by the independent public accountants, reviews the independence of the independent public accountants and determines the adequacy of the Company's internal accounting controls.

     EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee, which consists of Messrs. Eberle, Gildea (Chairman) and O'Herron, determines the compensation of the executive officers and administers the Company's 1993 Employee Stock Incentive Plan, its 1996 Restricted Stock Plan and its 1995 Outside Directors' Stock Award Plan.

     NOMINATING COMMITTEE. The Nominating Committee, which consists of Messrs. Futrell (Chairman), Miniutti and O'Herron, determines the slate of nominees for election to the Board of Directors by vote of the stockholders. The Nominating Committee does not generally consider nominees recommended by security holders.


COMPENSATION OF DIRECTORS

     The Company pays an annual fee of $12,000 to directors who are not employees of the Company, plus a fee of $1,000 for each Board of Directors or assigned committee meeting attended. Pursuant to an agreement with Messrs. O'Herron and Ticotin, the Company does not compensate them for serving on the Board of Directors but it reimburses them for any expenses incurred in attending meetings of the Board of Directors and assigned committees. The annual fee is payable in equal installments semiannually. Under the Company's 1995 Outside Directors' Stock Award Plan, as amended by the Board, up to $20,000 of a director's annual compensation is paid in shares of Common Stock or options to purchase shares of Common Stock and the remainder paid in cash, at the direction of the director. The option shares are issued semiannually at an exercise price equal to 85% of the lower of the market price on the date of issuance or six months earlier. The 15% discount from market value represents the cash equivalent of the amount of Board of Directors fees paid with option shares in lieu of a cash payment.

     Each non-employee director also is reimbursed for expenses incurred in attending meetings of the Board of Directors and assigned committees. Employees of the Company who are directors receive no additional compensation for their service as directors.

     In addition, Mr. Konover receives $10,000 per month during his term on the board pursuant to the Company's acquisition agreement relating to the Konover & Associates South portfolio.


                       EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information with respect to the current executive officers of the Company.



            Name             Age                              Position
--------------------------- ----- ----------------------------------------------------------------
    C. Cammack Morton        48   President and Chief Executive Officer
    Patrick M. Miniutti      52   Executive Vice President and Chief Financial Officer
    William H. Neville       55   Executive Vice President and Chief Operating Officer
    Christopher G. Gavrelis  46   Executive Vice President, Management and Administration
    Daniel J. Kelly          48   Senior Vice President and Chief Accounting Officer
    Robin W. Malphrus        39   Senior Vice President, General Counsel and Secretary
    Suzanne L. Rice          33   Senior Vice President and President, RMC/Konover Property Trust
    Linda M. Swearingen      35   Senior Vice President, Finance and Investor Relations

     See the biographical information for Messrs. Morton and Miniutti under "Proposal One: Election of Directors."

     William H. Neville, has served as Executive Vice President and Chief Operating Officer since September 1997. Before joining the Company, Mr. Neville was Regional President of Horizon Group Realty, a real estate investment trust specializing in outlet centers, from January 1996 to July 1997. Prior to joining Horizon, Mr. Neville held various positions with Charter Oak Partners, a privately held outlet center developer, from January 1993 to December 1995, at which time he was the President of the company.

     Christopher G. Gavrelis joined the Company in December 1995. Mr. Gavrelis was named Senior Vice President of Management and Administration in January 1996 and promoted to Executive Vice President in January 1998. Prior to his affiliation with the Company, Mr. Gavrelis was Vice President -- Property Management of the Charter Oak Group for approximately four years. From 1989 to 1991, Mr. Gavrelis served as regional property manager for McArthur/Glen Realty Corp. (now HGI Realty, Inc.), a company engaged in the development and operation of factory outlet centers. Mr. Gavrelis is responsible for the Company's management and administration activities.

     Daniel J. Kelly joined the Company as Senior Vice President and Chief Accounting Officer during November 1999. Prior to joining the Company he was with Arthur Andersen LLP for 16 of the last 20 years. Since 1993, Mr. Kelly served as an audit partner in Arthur Andersen LLP's Raleigh, North Carolina office where he worked primarily with real estate, emerging growth, high-tech and middle market companies, providing accounting and financial consulting services. Mr. Kelly served as Chief Financial Officer for a real estate development company from 1982 to 1986.

     Robin W. Malphrus was promoted from Vice President, Secretary and General Counsel to Senior Vice President, Secretary and General Counsel in January 1999. Prior to being named Vice President, Secretary and General Counsel in August 1998, Ms. Malphrus was Vice President and Secretary, a position she had held since June 1996. Ms. Malphrus joined the Company in August 1994 as Corporate Counsel, and prior to joining the Company, Ms. Malphrus was Corporate Counsel for North Hills, Inc. for five years.

     Suzanne L. Rice was named Senior Vice President and President, RMC/Konover Property Trust on April 1, 1999 upon Konover Property Trust, Inc.'s acquisition of RMC Realty Companies, L.P. ("RMC") located in Tampa, Florida. RMC was the largest manager and leasing agent of neighborhood and community shopping centers in Florida. Ms. Rice was general partner and principal of RMC where she had worked since 1989. Prior to joining RMC, she worked for the Federal Reserve Bank of New York as a commercial bank examiner.

     Linda M. Swearingen was promoted from Vice President to Senior Vice President in January 1998. Prior to being named Vice President of
Finance/Investor Relations in May 1996, Ms. Swearingen was Director of Leasing for the Company, a position she had held since July 1993. From 1990 to 1993, Ms. Swearingen served as Assistant Vice President -- Commercial Real Estate for Bank One Dayton.


                            EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 1999 (collectively, the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE


                                                  Annual                               Long-Term
                                               Compensation                       Compensation Awards
                                 ---------------------------------------- -----------------------------------
                                                                             Restricted        Securities
                                                                                Stock          Underlying         All Other
Name and Principal Position       Year     Salary ($)       Bonus ($)       Awards($)(4)       Options (#)     Compensation ($)
-------------------------------- ------ --------------- ----------------- ---------------- ------------------ -----------------
 C. Cammack Morton               1999       330,000                 (3)        758,858(5)        350,000(14)    20,042(11)
  President and Chief            1998       330,000                 (3)        726,133(5)             --        12,280(11)
  Executive Officer              1997       330,000                 (3)        670,538(5)             --        33,467(12)
 Patrick M. Miniutti             1999       225,000                 (3)        447,435(6)        200,000(14)    20,743(11)
  Executive Vice President and   1998       225,000                 (3)        426,532(6)             --        12,464(11)
  Chief Financial Officer        1997       225,000                 (3)        346,726(6)             --        19,000(12)
 William H. Neville              1999       225,000                 (3)         13,455(7)        200,000(14)    24,081(11)
  Executive Vice President and   1998       225,000                 (3)        196,425(7)             --        12,227(11)
  Chief Operating Officer        1997        65,059(1)              (3)        205,800(7)         50,000(10)        --
 Christopher G. Gavrelis         1999       184,500                 (3)        130,995(8)        150,000(14)     9,088(11)
  Executive Vice President       1998       173,996                 (3)        134,156(8)             --         2,645(11)
                                 1997       160,962                 (3)         94,163(8)             --        11,915(12)
 Suzanne L. Rice                 1999        97,500(2)        95,615(13)       218,081(9)                        2,865(11)
  Senior Vice President          1998            --               --                --                --            --
                                 1997            --               --                --                --            --

---------
 (1) Mr. Neville joined the Company in September 1997 and, therefore, his salary for 1997 represents only a portion of the year.

 (2) Ms. Rice joined the company in April 1999 and, therefore, her salary for 1999 represents only a portion of the year.

 (3) Except as noted below, bonuses for all of the officers of the Company for 1999, 1998 and 1997 were paid in the form of shares of restricted Common Stock ("Restricted Stock") and are reported under the Restricted Stock Award column of this table. The shares of Restricted Stock paid as bonuses vest all at once ("cliff vesting") after three years from issuance. The number of shares awarded is based on the market price of a share of Common Stock on the last day of the applicable calendar year. In consideration of the three-year vesting period, Restricted Stock bonus amounts are set at 150% of an equivalent cash bonus determined under the Company's MBO Plan. See " -- Executive Compensation Committee Report -- Bonuses."

 (4) Unless otherwise indicated, all Restricted Stock reported here has been exchanged for options to purchase shares of Restricted Stock at a purchase price equal to 10% of the market value of a share on the date of grant ("Repurchase Rights"). The vesting schedule for all Repurchase Rights mirrors that of the exchanged Restricted Stock. A dividend equivalent right is associated with all Repurchase Rights.

 (5) Mr. Morton receives a portion of his base annual salary, his periodic increases in base annual salary, his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

    (a) 90,000 shares, with a value of $900,000 ($10.00 per share), were granted in 1996 to Mr. Morton as long-term incentive compensation. These shares were replaced with a grant of 150,000 shares, with a value of $993,750 ($6.625 per share), on March 1, 1997. The difference in value is reported as 1997 compensation. These shares vest in ten equal installments commencing March 1, 1997;

    (b) 30,000 shares, with a value of $198,750 ($6.625 per share), were granted on March 1, 1997, subject to a one-year cliff vest, as part of Mr. Morton's 1997 base annual salary;

    (c) 6,000 shares, with a value of $39,750 ($6.625 per share), were granted on March 1, 1997, subject to a three-year cliff vest, as an increase in Mr. Morton's 1997 base annual salary;

    (d) On November 11, 1997, Mr. Morton was awarded an additional 21,000 shares of Restricted Stock, and each unvested share of Restricted Stock then owned by Mr. Morton was exchanged for a Repurchase Right. The additional 21,000 shares of Restricted Stock were awarded so that, after taking into account the exercise price of the Repurchase Rights, the value of such options would equal the value of Mr. Morton's unvested Restricted Stock prior to the exchange. See " -- Executive Compensation Committee Report -- Restricted Stock";

    (e) 48,500 shares, with a value of $338,288 ($7.75 per share) net of a 10% exercise price, were granted as of December 31, 1997, subject to a three-year cliff vest, as Mr. Morton's 1997 bonus;

    (f) 12,550 shares, with a value of $87,537 ($7.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1998 as an increase in Mr. Morton's 1998 base annual salary;


    (g) 28,700 shares, with a value of $200,183 ($7.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1998 as part of Mr. Morton's 1998 base annual salary;

    (h) 86,600 shares, with a value of $438,413 ($5.625 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded February 22, 1999 as Mr. Morton's 1998 bonus;

    (i) 21,800 shares, with a value of $112,815 ($5.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded
         March 1, 1999 as part of Mr. Morton's 1999 base annual salary;

    (j) 38,650 shares, with a value of $200,014 ($5.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1999 as part of Mr. Morton's 1999 base annual salary;

    (k) 96,700 shares, with a value of $446,029 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as Mr. Morton's 1999 bonus.

   As of December 31, 1999, Mr. Morton held 454,300 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $2,557,241 ($6.3125 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on such Restricted Stock and shares underlying such Repurchase Rights.

 (6) Mr. Miniutti receives a portion of his base annual salary, his periodic increases in base annual salary, his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

    (a) 90,000 shares, with a value of $776,250 ($8.625 per share), were granted in 1996 to Mr. Miniutti as long-term incentive compensation. These shares were replaced with a grant of 120,000 shares, with a value of $795,000 ($6.625 per share), on March 1, 1997. The difference in value is reported as 1997 compensation. These shares vest in ten equal installments commencing March 1, 1997;

    (b) 15,000 shares, with a value of $99,375 ($6.625 per share), were granted on March 1, 1997, subject to a one-year cliff vest, as part of Mr. Miniutti's 1997 base annual salary;

    (c) 4,500 shares, with a value of $29,813 ($6.625 per share), were granted on March 1, 1997, subject to a three-year cliff vest, as an increase in Mr. Miniutti's 1997 base annual salary;

    (d) On November 11, 1997, Mr. Miniutti was awarded an additional 15,000 shares of Restricted Stock, and each unvested share of Restricted Stock then owned by Mr. Miniutti was exchanged for a Repurchase Right. The additional 15,000 shares of Restricted Stock were awarded so that, after taking into account the exercise price of the Repurchase Rights, the value of such options would equal the value of Mr. Miniutti's unvested Restricted Stock prior to the exchange. See " -- Executive Compensation Committee Report -- Restricted Stock";

    (e) 28,500 shares, with a value of $198,788 ($7.75 per share) net of a 10% exercise price, were granted as of December 31, 1997, subject to a three-year cliff vest, as Mr. Miniutti's 1997 bonus;

    (f) 9,350 shares, with a value of $65,216 ($7.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1998 as an increase in Mr. Miniutti's 1998 base annual salary;

    (g) 14,350 shares, with a value of $100,091 ($7.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1998 as part of Mr. Miniutti's 1998 base annual salary;

    (h) 51,600 shares, with a value of $261,225 ($5.625 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded February 22, 1999 as Mr. Miniutti's 1998 bonus;

    (i) 15,950 shares, with a value of $82,541 ($5.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1999 as part of Mr. Miniutti's 1999 base annual salary;

    (j) 19,350 shares, with a value of $100,136 ($5.75 per share) net of a 10% exercise price, subject to a one-year cliff vest, were awarded March 1, 1999 as part of Mr. Miniutti's 1999 base annual salary;

    (k) 57,400 shares, with a value of $264,758 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as Mr. Miniutti's 1999 bonus.

   As of December 31, 1999, Mr. Miniutti held 294,100 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $1,654,229 ($6.3125 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on such Restricted Stock and shares underlying such Repurchase Rights.

 (7) Mr. Neville receives his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

    (a) 20,000 shares, with a value of $150,000 ($7.50 per share), were granted on September 8, 1997 to Mr. Neville as long-term incentive compensation. These shares vest in three equal installments commencing March 1, 1998;

    (b) On November 11, 1997, Mr. Neville was awarded an additional 2,250 shares of Restricted Stock, and each unvested share of Restricted Stock then owned by Mr. Neville was exchanged for a Repurchase Right. The additional 2,250 shares of Restricted Stock were awarded so that, after taking into account the exercise price of the Repurchase Rights, the value of such options would equal the value of Mr. Neville's unvested Restricted Stock prior to the exchange. See " -- Executive Compensation Committee Report -- Restricted Stock";

    (c) 8,000 shares, with a value of $55,800 ($7.75 per share) net of a 10% exercise price, were granted as of December 31, 1997, subject to a three-year cliff vest, as Mr. Neville's 1997 bonus;

    (d) 38,800 shares, with a value of $196,425 ($5.625 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded February 22, 1999 as Mr. Neville's 1998 bonus;

    (e) 2,600 shares, with a value of $13,455 ($5.75 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 1999 as part of Mr. Neville's 1999 base annual salary.

   As of December 31, 1999, Mr. Neville held 71,650 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $405,896 ($6.3125 per share, net of a 10% exercise price for the Repurchase Rights). Dividend equivalents are payable on all of the shares underlying such Repurchase Rights.

 (8) Mr. Gavrelis receives his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

    (a) On November 11, 1997, Mr. Gavrelis was awarded an additional 1,350 shares of Restricted Stock, and each unvested share of Restricted Stock then owned by Mr. Gavrelis was exchanged for a Repurchase Right. The additional 1,350 shares of Restricted Stock were awarded so that, after taking into account the exercise price of the Repurchase Rights, the value of such options would equal the value of Mr. Gavrelis' unvested Restricted Stock prior to the exchange. See " -- Executive Compensation Committee Report -- Restricted Stock";

    (b) 13,500 shares, with a value of $94,163 ($7.75 per share) net of a 10% exercise price, were granted as of December 31, 1997, subject to a three-year cliff vest, as Mr. Gavrelis' 1997 bonus;

    (c) 26,500 shares, with a value of $134,156 ($5.625 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded February 22, 1999 as Mr. Gavrelis' 1998 bonus;

    (d) 28,400 shares, with a value of $130,995 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded March 1, 2000 as part of Mr. Gavrelis' 1999 bonus.

   As of December 31, 1999, Mr. Gavrelis held 58,461 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $333,541 ($6.3125 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on all of such Restricted Stock and the shares underlying such Repurchase Rights.

     (9) Ms. Rice receives her annual bonus in the form of Restricted Stock as follows:

    (a) 27,368 shares with a value of $162,500 ($5.9375 per share) were awarded April 1, 1999 as a partial payment towards 32.5% development fees earned through March 31, 2001 subject to a maximum payment of $650,000 payable in Restricted Stock.

    (b) 12,050 shares, with a value of $55,581 ($5.125 per share) net of a 10% exercise price, subject to a three-year cliff vest, were awarded
         March 1, 2000 as part of Ms. Rice's 1999 bonus.

   As of December 31, 1999, Ms. Rice owned 27,368 shares of Restricted Stock (or Repurchase Rights) worth $172,761 ($6.3125 per share). Dividend equivalents are payable on all of the shares underlying such Repurchase Rights.

(10) In November 1998 the Company exchanged all outstanding options for Repurchase Rights (with an identical exercise price and vesting schedule). The only economic effect of such exchange is the dividend equivalent right associated with the Repurchase Rights. Securities underlying options issued in 1997 as a replacement for options issued in 1996 have previously been reported in 1996 compensation and are, therefore, not included here. This table excludes shares underlying Repurchase Rights that have a 10% exercise price, the value of which shares are reported under the Restricted Stock Award column.

(11) Amounts shown represent matching contributions to the Company's 401(k) Retirement and Savings Plan, car allowances and life and disability insurance cost.

(12) In 1997 Messrs. Morton, Miniutti and Gavrelis received distributions from the cancellation of a Split Dollar Insurance Plan in the amounts of $29,746, $15,000 and $10,000, respectively, as well as matching contributions to the Company's 401(k) Retirement and Savings Plan of $3,721, $4,000 and $1,915, respectively.

(13) Includes one half of Ms. Rice's guaranteed annual bonus of $166,667 payable semiannually on the last day of August and of February for the years ended February 29, 2000, and February 28, 2001 and 2002.

(14) These options vest five years from date of grant or, if earlier, on the following schedule: 33% vest upon the Common Stock price reaching $12, an additional 33% vest upon the Common Stock price reaching $14 and the remaining 34% upon the Common Stock price reaching $19, in each case, less dividends paid. The Named Executive Officer is entitled to receive certain dividend equivalent amounts on the shares underlying the options as follows: as of November 11, 1999, an amount equal to the dividends that would have been paid since that date on 20% of the shares underlying such options; each anniversary thereafter (through November 11, 2003), an additional 20% of such shares enjoy dividend equivalent rights as though such shares were outstanding as of November 11th of that year.

     The following table provides information regarding the stock options granted during 1999 to the Named Executive Officers:


                     OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                   Individual Grants
------------------------------------------------------------------------------------------------------------------------
                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                 Number of         Percent of Total                            Annual Rates of Stock
                           Securities Underlying   Options Granted                            Price Appreciation for
                                  Options            to Employees    Exercise                   Option Term ($)(2)
                                  Granted           in Fiscal Year    Price    Expiration  -----------------------------
Name                               (#)                   (%)           ($)       Date           5%($)           10%($)
                          ----------------------- ----------------- --------- ------------    --------       ---------
C. Cammack Morton                 350,000(3)             23          $ 9.50    11/10/2008    523,264        2,802,717
Patrick M. Miniutti               200,000(3)             13          $ 9.50    11/10/2008    299,008        1,601,552
William H. Neville                200,000(3)             13          $ 9.50    11/10/2008    299,008        1,601,552
Christopher G. Gavrelis           150,000(3)             10          $ 9.50    11/10/2008    224,256        1,201,164
Suzanne L. Rice                        --                --              --            --         --               --

---------
 (1) Excludes Repurchase Rights with a 10% exercise price, which are reported under the "Restricted Stock Awards" column of the Summary Compensation Table.

 (2) In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of ten years at annualized rates of five and ten percent, respectively. The actual value, if any, on stock option exercises will depend on the future performance of the Company's Common Stock, as well as the option holders' continued employment through the five-year vesting period. There can be no assurance that the value, if any, ultimately realized by the executive will be at or near the values shown above.

 (3) These options vest five years from date of grant or, if earlier, on the following schedule: 33% vest upon the Common Stock price reaching $12, an additional 33% vest upon the Common Stock price reaching $14 and the remaining 34% upon the Common Stock price reaching $19, in each case, less dividends paid. The Named Executive Officer is entitled to receive certain dividend equivalent amounts on the shares underlying the options as follows: as of November 11, 1999, an amount equal to the dividends that would have been paid since that date on 20% of the shares underlying such options; each anniversary thereafter (through November 11, 2003), an additional 20% of such shares enjoy dividend equivalent rights as though such shares were outstanding as of November 11th of that year.

     The following table sets forth certain information concerning the number of shares of Common Stock underlying options held by each of the Named Executive Officers and the value of such options at December 31, 1999:


                        FISCAL YEAR-END OPTION VALUES(1)

                                   Number of         Value of Unexercised
                             Securities Underlying       In-the-money
                              Unexercised Options         Options at
                                   at Fiscal           Fiscal Year-End
                                  Year-End (#)               ($)
                                  Exercisable/           Exercisable/
Name                            Unexercisable(2)       Unexercisable(3)
--------------------------- ----------------------- ---------------------
  C. Cammack Morton            200,000/450,000         137,500/68,750
  Patrick M. Miniutti          120,000/280,000          82,500/55,000
  William H. Neville            30,000/220,000             -- / --
  Christopher G. Gavrelis       21,000/164,000          14,438/9,625
  Suzanne L. Rice                  -- / --                 -- / --

---------
(1) Excludes Repurchase Rights with a 10% exercise price, which are reported under the "Restricted Stock Awards" column of the Summary Compensation Table.

(2) Future exercisability is subject to vesting and the optionee remaining employed by the Company.

(3) Value is calculated by subtracting the exercise price from the fair market value of the securities underlying the option at fiscal year-end and multiplying the results by the number of in-the-money options held. Fair market value was based on closing market price of the Common Stock at December 31, 1999 ($6 5/16th).


Employment Agreements

     Annual Compensation and Basic Terms. The Company is a party to employment agreements with Messrs. Morton, Miniutti, Gavrelis and Neville and Ms. Rice. The agreements with Messrs. Morton and Miniutti currently continue through February 28, 2005. These agreements originally had a three-year term, but were extended to five years in connection with the change in control of the Company as a result of the issuance of a controlling interest in the Company to Prometheus Southeast Retail Trust in 1998 (see "Certain Relationships and Related Transactions -- Prometheus Relationship" below). The agreement with Mr. Gavrelis currently continues through February 28, 2003. The term of each of the three employment agreements will be automatically extended for an additional year on March 1, 2001 and each year hereafter, subject to the right of either party to terminate as of the end of the then-existing term by giving written notice at least 30 days before the March 1 extension date. If the employment of any executive is terminated due to the change of control of the Company, an additional two years will be added to the unexpired term of the respective agreements. The agreements with Mr. Neville and Ms. Rice currently continue through February 28, 2002. The employment agreements provide for base annual cash salaries as follows: Mr. Morton -- $330,000; Mr. Miniutti -- $225,000; Mr. Neville -- $225,000; Mr. Gavrelis -- $185,700 and Ms. Rice -- $130,000.

     Ms. Rice's employment agreement also provides for a percentage of certain development, leasing and management fees earned by the Company. Her agreement also outlines a guaranteed annual bonus of $166,667 payable semiannually on the last day of August and of February for the years ended February 29, 2000, and February 28, 2001 and 2002.

     In addition, Messrs. Morton and Miniutti receive Restricted Stock as part of their base annual compensation, based on an equivalent cash value of approximately $200,000 and $100,000, respectively. The number of shares of Restricted Stock issued annually is adjusted on March 1st of each year based on the market price of the stock on the date of grant. Such Restricted Stock is subject to a one-year cliff vest. The base annual salaries are subject to periodic increases based upon the performance of the Company and the executive. Messrs. Morton and Miniutti agreed to take all raises in the form of Restricted Stock subject to a three-year cliff vest. In consideration of such three-year cliff vesting, such raises are increased 50% over any cash increase.

     Pursuant to their respective agreements, each executive is required to devote his entire business time to the Company and is prohibited from competing with the Company for a period of one year following termination of employment. If the employment of any executive is terminated without cause (as defined in the respective agreements), such executive will be entitled to (i) the greater of the base salary payable to the executive for the remainder of the then-existing employment term or one year's base salary, (ii) the product of the number of years representing the unexpired term of the agreement and an amount equal to the average bonus paid to such executive over the three years immediately prior to termination and (iii) certain other accrued benefits.

     LONG-TERM COMPENSATION. As of March 1, 1997, in recognition of the increases in their responsibilities and after consultation with an independent executive compensation consultant, the Independent Directors replaced the previous long-term incentive plan awards of 90,000 shares of Restricted Stock for Messrs. Morton and Miniutti with grants of 150,000 shares and 120,000 shares, respectively. These grants were issued pursuant to the Company's 1996 Restricted Stock Plan. These restricted shares vest in ten equal annual installments commencing on March 1, 1997, provided each executive continues to be employed by the Company. If the Company terminates the executive without cause (as defined in their respective employment agreements) all unvested shares of Restricted Stock will become fully vested. Mr. Neville was awarded 20,000 shares of Restricted Stock, which vests in three equal annual installments commencing March 1, 1998. Mr. Gavrelis was awarded 16,667 shares of Restricted Stock, which vest in three equal annual installments commencing December 14, 1996.

     In addition, the employment agreements for Messrs. Morton, Miniutti, Neville and Gavrelis called for the grant of options to purchase 300,000, 200,000, 50,000 and 35,000 shares of Common Stock, respectively. For information regarding the Restricted Stock described in the preceding paragraph, see the Summary Compensation Table above.


CHANGE IN CONTROL ARRANGEMENTS

     Under the employment agreements, termination without cause includes any termination resulting from a change in control of the Company. The term "change in control" generally is defined under the employment agreements to include the first to occur of the following: (i) any person or group owns or controls 50% or more of the outstanding Common Stock, (ii) any person or group who owned less than 5% of the outstanding Common Stock on the date of the agreement owns 50% or more of the outstanding Common Stock or (iii) the stockholders of the Company approve a business combination that will result in a change in ownership of 50% or more of the outstanding Common Stock. Upon the occurrence of a change in control of the Company, all non-vested Restricted Stock will become immediately vested.

     In addition, upon the occurrence of a change in control of the Company (as defined in the Stock Incentive Plan), all non-vested stock options granted thereunder become immediately vested and exercisable in full. "Change in control" generally is defined under the Stock Incentive Plan to occur at such time as any person or group beneficially owns at least 25% of the outstanding Common Stock.


EXECUTIVE COMPENSATION COMMITTEE REPORT

     EXECUTIVE OFFICER COMPENSATION POLICIES. The goals of the Executive Compensation Committee (the "Committee") with respect to the compensation of the Company's executive officers are to (i) provide a competitive total compensation package that enables the Company to attract and retain qualified executives, (ii) align the compensation of such executives with the Company's overall business strategies and (iii) provide each executive officer with a significant equity stake in the Company, which serves to align compensation with the interests of stockholders. To this end, the Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities and the Company's performance in attaining financial and non-financial objectives.

     The primary components of the Company's executive compensation program are: (i) base salaries, (ii) performance-based annual bonuses, (iii) stock options and (iv) Restricted Stock. The more senior the position, the greater the compensation that varies with performance and the greater the portion that is in the form of options or Restricted Stock.

     BASE SALARIES. Base salaries for the Company's Named Executive Officers, as well as changes in such salaries, are based upon recommendations of the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer; and the length of the officer's service. Under the Chief Executive Officer's direction, the Chief Operating Officer reviews all salary recommendations with the Committee, which then approves or disapproves such recommendations. The Chief Executive Officer reviews any salary recommendations for the Chief Operating Officer with the Committee. In 1998, the Committee engaged a national executive compensation consultant for the purpose of obtaining comparative information and advice on each of the components of executive compensation. The Committee believes that the majority of the Company's executive officers are at or near the average for base salaries and total compensation as compared to that of the Company's peers. The 1999 base salary increases for executive officers approximated 4% and were awarded in the form of Restricted Stock subject to a three-year cliff vest, equal to 150% of the value of an equivalent cash raise. The Committee would like to increase base salaries to the 75th percentile level in the future. See " -- Employment Agreements -- Annual Compensation and Basic Terms."


     BONUSES. Annual bonuses are determined under a Management By Objectives
(MBO) plan based on Company and individual performance. The weighting between Company performance and individual performance is determined on the basis of position and responsibilities. Performance targets are determined for both Company performance and individual performance. Achieving the targets would ordinarily result in bonuses ranging from 5% to 60% of base salary, with maximum bonuses ranging from 10% to 70% of base salary for performance achievements greater than the targets. All officers of the Company receive 100% of their bonus in the form of Restricted Stock with a three-year cliff vest. In consideration therefor, each officer receives shares of Restricted Stock equal to 150% of the value of the appropriate cash bonus.

     STOCK OPTIONS. The Company established an Employee Stock Incentive Plan (the "Stock Incentive Plan") in 1993 for the purpose of attracting and retaining the Company's executive officers and other employees. A maximum of 2,800,000 shares of Common Stock are issuable under the Stock Incentive Plan. The Stock Incentive Plan allows for the grant of incentive and nonqualified options (within the meaning of the Internal Revenue Code) that are exercisable at a price equal to the closing price of the Common Stock on the New York Stock Exchange on the trading day immediately preceding the date of grant. All of the Company's executive officers are eligible to receive options to purchase shares of Common Stock granted under the Stock Incentive Plan. The Committee believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. The Committee also believes that issuing stock options to executives benefits the Company's stockholders by encouraging executives to own the Company's stock, thus aligning executive compensation with stockholder interests. In November 1998, certain holders exchanged 735,000 options for Repurchase Rights (with identical exercise prices and vesting schedules). The only economic effect of such change is the dividend equivalent right associated with the Repurchase Rights. See " -- Restricted Stock and Repurchase Rights" below. In June 1999, 1,525,000 options were issued to the Company's senior management. These options vest five years from date of grant or, if earlier, upon the following schedule: 33% vest upon the Common Stock price reaching $12, an additional 33% vest upon the Common Stock price reaching $14 and the remaining 34% upon the Common Stock price reaching $19, in each case, less dividends paid. The Named Executive Officer is entitled to receive certain dividend equivalent amounts on the shares underlying the options as follows: as of November 11, 1999, an amount equal to the dividends that would have been paid since that date on 20% of the shares underlying such options; each anniversary thereafter (through November 11, 2003), an additional 20% of such shares enjoy dividend equivalent rights as though such shares were outstanding as of November 11th of that year.

     RESTRICTED STOCK AND REPURCHASE RIGHTS. The Company established a restricted stock plan (the "Restricted Plan") in 1996, reserving 350,000 shares of Common Stock for issuance thereunder, to give the Committee more flexibility in designing equity-based compensation arrangements to attract, motivate and retain executives and other key employees. Such equity-based compensation is designed to align more closely the financial interests of management with that of the stockholders. In 1997 and 1998, the Company reserved in the aggregate an additional 1,900,000 shares of Common Stock for issuance under the Restricted Plan. The Restricted Plan, which is administered by the Committee, provides for the grant of Restricted Stock awards to any new or existing employee of the Company, including executive officers. Awards under the Restricted Plan typically will be subject to various vesting schedules ranging from one to ten years from the date of grant. The Restricted Plan permits the Committee to customize the vesting schedule by deferring the commencement date, lengthening the vesting period and/or conditioning vesting upon the achievement of specified performance goals. During 1999, the Company granted 643,347 shares of Restricted Stock to officers and other key employees.

     In 1997, the Company supplemented the Restricted Plan so that officers would not have to sell their shares of Restricted Stock to meet their tax obligations incurred upon the vesting of such shares. The Restricted Plan, as supplemented, provides that Restricted Stock may be replaced by Repurchase Rights, which entitle the holder to purchase Restricted Stock at an exercise price equal to 10% of the value of a share on the date of grant of the Repurchase Right. The Repurchase Rights vest on the same schedule as the shares of Restricted Stock that they replaced. Under the supplemented Restricted Plan, holders of Repurchase Rights will also be entitled to cash payments equal to the value of the dividends that would have been paid on the shares underlying the Repurchase Rights. The executives may exercise the Repurchase Rights at any time after vesting and within 15 years of the date of grant. For purposes of calculating the number of options and shares available for issuance under the Company's Restricted Plan, when Restricted Stock is exchanged for Repurchase Rights that have an exercise price equal to 10% of the stock price on the date of exchange, no adjustment is made to the number of outstanding shares of Restricted Stock under the Restricted Plan since the underlying number of shares does not change.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. C. Cammack Morton's compensation for 1999 as the Company's President and Chief Executive Officer consisted of an annual base salary, pursuant to his above-described employment agreement, of $642,829 ($312,829 of which was paid in the form of Restricted Stock, subject to one-year and three-year cliff vesting), which is subject to periodic increases to be determined by the Committee in its discretion based upon the Committee's or the Board's subjective determination of the performance of the Company and Mr. Morton. Mr. Morton's base salary was increased effective March 15, 1999 by $25,138, paid in the form of Restricted Stock with a three-year cliff vest. The increase was primarily a cost of living increase. In addition, consistent with the intent of the bonus plan discussed above, the Committee granted a bonus to Mr. Morton for 1999 in the form of 96,700 Repurchase Rights subject to a three-year cliff vest, which had a market value at date of grant of $446,029, net of a 10% exercise price. Seventy percent of the bonus was based on the Company exceeding the target increase in FFO for 1999; 10% of the bonus was based on the Company exceeding the target for net operating income; the remaining 20% was not based on any specific criteria but was awarded in the subjective discretion of the Committee.

     SECTION 162(M) OF THE INTERNAL REVENUE CODE. The Company does not expect
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to affect the deductibility for federal income tax purposes of the compensation of the Company's executive officers in 1999. In the future, the Company intends to review periodically the applicability of Section 162(m) to the Company's compensation programs, including its potential impact on stock options and Restricted Stock awarded to executive officers, and, if considered appropriate, to develop a policy with respect to the Company's compliance with Section 162(m).

   The Executive Compensation Committee is pleased to submit this report to the stockholders.

                           John W. Gildea, Chairman
                               William D. Eberle
                               Jonathan O'Herron

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the following individuals (none of whom was or had been an officer or employee of the Company) served on the Executive Compensation
Committee: Messrs. Gildea, Eberle and O'Herron. No member of the Executive Compensation Committee was or is an officer or employee of the Company.

                             BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of March 15, 2000 by:
(a) each Named Executive Officer; (b) each director and nominee; (c) current executive officers and directors as a group; and (d) each person or group known by the Company to beneficially own more than five percent of the Common Stock. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their name.



                                                                 Amount and Nature of        Percent
                                                               Beneficial Ownership(1)     of Class(2)
                                                              -------------------------   ------------
C. Cammack Morton ...........................................            394,288(3)            1.3%
Patrick M. Miniutti .........................................            234,820(4)              *
William H. Neville ..........................................             54,096(5)              *
Christopher G. Gavrelis .....................................             48,393(6)              *
Suzanne L. Rice .............................................             30,041                 *
William D. Eberle ...........................................              7,095                 *
J. Richard Futrell, Jr. .....................................              5,044(7)              *
John W. Gildea ..............................................            946,877(8)            3.0%
Simon Konover ...............................................             30,897(9)              *
J. Michael Maloney ..........................................                 --                --
Jonathan O'Herron ...........................................         21,052,631(10)          67.6%
Mark S. Ticotin .............................................         21,052,631(10)          67.6%
All current executive officers and directors as a group (15)          22,835,275(11)          73.3%
Prometheus Southeast Retail Trust ...........................         21,052,631(10)          67.6%

---------
 (1) Includes shares issuable upon exercise or conversion of other securities within the next 60 days.

 (2) An asterisk (*) indicates less than one percent. Shares issuable upon exercise or conversion of other securities within the next 60 days are deemed outstanding for the purpose of computing the percentage of outstanding securities owned by the person or group named but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

 (3) Includes 377,350 shares issuable upon exercise of vested Repurchase Rights. See " -- Executive Compensation -- Summary Compensation Table" and " -- Executive Compensation Committee Report" for a discussion of Repurchase Rights.

 (4) Includes 222,600 shares issuable upon exercise of vested Repurchase
     Rights.

 (5) Includes 52,250 shares issuable upon exercise of vested Repurchase Rights.

 (6) Includes 36,905 shares issuable upon exercise of vested Repurchase Rights.

 (7) Includes 2,000 shares issuable upon exercise of vested stock options.

 (8) Includes (i) 4,000 shares held by Mr. Gildea's spouse as custodian for their children as to which Mr. Gildea has sole voting power only and as to which he disclaims beneficial ownership, (ii) 111,111 shares of Common Stock presently issuable upon conversion of Preferred Stock as to which Mr. Gildea has sole voting and dispositive power, (iii) 20,000 shares issuable upon exercise of warrants as to which Mr. Gildea has sole voting power and sole dispositive power, (iv) 766,666 shares of Common Stock presently issuable upon conversion of Preferred Stock and warrants owned by Network Fund III, Ltd. ("Network"), with respect to which Mr. Gildea has shared dispositive power only and (v) 18,100 shares of Common Stock owned by Network, with respect to which Mr. Gildea has shared dispositive power only. Mr. Gildea is a director of Network and a Managing Director of Gildea Management Company, which has an investment advisory agreement with Network.

 (9) Represents shares issuable (at the Company's option) upon redemption of partnership interests in KPT Properties, L.P.

(10) Prometheus Southeast Retail Trust ("Prometheus") is the direct owner of this interest in the Company. Prometheus Southeast Retail LLC owns all of the common equity interests in Prometheus. Prometheus Southeast Retail LLC has one sole member, Lazard Freres Strategic Realty Investors II SPV REIT Corp. ("SPV"). SPV has three owners of its common shares: LF Strategic Realty Investors II L.P. ("LFSRI II") owns 86.1%, LFSRI II Alternative Partnership L.P. ("Alternative") owns 10.4% and LFSRI II-CADIM Alternative Partnership L.P. ("CADIM") is a 3.5%. Lazard Freres

     Real Estate Investors LLC ("LFREI") is the general partner of each of LFSRI II, Alternative and CADIM. Mr. O'Herron is a Managing Director of Lazard Freres & Co. LLC and Mr. Ticotin is the Chief Operating Officer of LFREI. As a consequence of the foregoing, Messrs. O'Herron and Ticotin each have an indirect beneficial ownership interest in the Company, as well as indirect shared investment power and indirect shared voting power. Messrs. O'Herron and Ticotin hereby disclaim beneficial ownership of the shares of the Company held by Prometheus except to the extent of their pecuniary interests therein.

(11) In addition to the information set forth in footnote 3 of this table, the Company's executive officers who are not separately listed in this table beneficially own 31,093 shares, of which 27,931 are issuable upon exercise of vested Repurchase Rights.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     PROMETHEUS RELATIONSHIP. Prometheus Southeast Retail Trust, which is indirectly controlled by LFREI, acquired its 68% interest in the Company during 1998 pursuant to the shareholder-approved Stock Purchase Agreement with the Company.

     Pursuant to a related Stockholders Agreement with Prometheus, the Company is obligated to take all actions necessary to cause the Board of Directors to consist of at least nine members, three of which are designated by Prometheus (the "Prometheus Nominees"). Two of the Prometheus Nominees are chosen at the sole discretion of Prometheus; the third is subject to the reasonable approval of the Company. Of the nine individuals nominated for election at the Annual Meeting, the Prometheus Nominees are Messrs. Maloney, O'Herron and Ticotin.

     The number of Prometheus Nominees that Prometheus is entitled to nominate decreases as the value of its ownership interest in the Company decreases, as set forth below:



Investment Value               Number of Prometheus Nominees
------------------------------ ------------------------------------------------------
  $50 million or more          Three or proportional one-third share of the Board if
                               Board size over nine
  $25 million to $50 million   Two or proportional two-ninths share of the Board if
                               Board size over nine
  $10 million to $25 million   One or proportional one-ninth share of the Board if
                               Board size over nine
  Less than $10 million        None

     Mr. Ticotin is an executive officer of LFREI. Mr. O'Herron is a Managing Director of Lazard Freres & Co. LLC, which indirectly controls LFREI and Prometheus.

     The Company also entered into a Contingent Value Right Agreement, which provides that if Prometheus Southeast Retail L.L.C. has not doubled its investment (through stock appreciation, dividends, or both) by January 1, 2004, the Company will pay it in cash or stock, an amount necessary to achieve such a return, subject to a maximum payment of 4,500,000 shares or the cash value thereof.

     AGREEMENT WITH AFFILIATE OF SIMON KONOVER. One June 7, 1999 the Company transferred its obligation for the rent and certain payroll expenses for its Boca Raton, Florida office to Konover Management South Corporation ("KMSC") (which is 100% owned by Mr. Simon Konover). The Company paid KMSC $150,000 for its assumption of these liabilities.

     TRANSFER OF E-COMMERCE ASSETS TO TRUEFINDS.COM. During 1999, the Company began selling apparel and other merchandise through its website "truefinds.com", and commenced other strategic e-commerce initiatives. Although the revenue from this start-up venture has been nominal to date, the Company transferred its e-commerce operations to truefinds.com, Inc., a "preferred stock subsidiary" incorporated in Maryland, in December 1999 to reduce the risk that growth of the e-commerce business would jeopardize the Company's REIT status.

     Truefinds.com, Inc. is a "preferred stock subsidiary" in which the Company owns 95% of the economic interest and Employee Investors LLC, 100% owned by C. Cammack Morton, owns the remaining 5% interest. Employee Investors LLC owns all of the voting stock in truefinds.com, Inc. The Company transferred the e-commerce assets to truefinds.com, Inc. in exchange for $950,000 in stock and a $2.4 million note from truefinds.com. In addition, the Company required a simultaneous investment by Employee Investors LLC of $50,000. Because of the difficulty in valuing the e-commerce assets, the Company also required Employee Investors LLC to agree to pay an additional amount for its shares equal to the positive difference, if any, between the value of 5% of truefinds.com as of the date of the asset transfer (to be determined by an independent appraiser) and $50,000. Such note was guaranteed by Mr. Morton. The Company has not yet engaged an appraiser for this purpose.

     LOANS TO SUNSET KPT INVESTMENTS, INC. In order to satisfy income source tests imposed on REITs, the Company's interest in certain development land and a third-party management business is held through its 85% economic interest in Sunset KPT Investments, Inc. (formerly Wakefield Investment, Inc.). Messrs. Morton, Miniutti, Neville and Gavrelis are officers of in Sunset KPT Investments, Inc. and own all of its voting stock, representing a 15% economic interest in the subsidiary.

     The following table provides information about certain loans from the Company to Sunset KPT Investments, Inc.:

                                        Note Balance at
               Project                 December 31, 1999   Interest Rate              Purpose of Loan
------------------------------------- ------------------- --------------- --------------------------------------
    Carolina Bay                           $3,884,813          10%        Provide funding to purchase and
                                                                           develop land
    Lake Carmel                            $1,814,272          11%        Provide funding to develop land (site
                                                                           was abandoned in 1999)
    RMC/Konover Property Trust, LLC        $3,153,503          11%        Provide for operations of third-party
                                                                           management company

     ACQUISITION OF RMC PROPERTY LEASING AND MANAGEMENT BUSINESS. The Company entered into an agreement on March 18, 1999 to acquire the operations of RMC Realty Companies, Inc., in Tampa, Florida. The acquisition, which was effective on April 1, 1999, was part of the Company's growth strategy in the Southeast and involved the acquisition of management and leasing contracts in excess of
7.2 million square feet in the state of Florida. The operation which is named RMC/ Konover Property Trust, LLC, operates as a separate business unit under Sunset KPT Investments, Inc.

     SEVERANCE AGREEMENTS. Pursuant to a severance agreement entered into in June of 1999 with Connell L. Radcliff, the Company agree to pay Mr. Radcliff a severance payment of $155,997.97, an amount which approximates the balance of his salary for 1999. In addition to the severance payment, the agreement provides that the 20,000 unvested options held by Mr. Radcliff on the effective date of the agreement would expire and the 30,000 vested options held by Mr. Radcliff on that date would remain outstanding and excisable through February 28, 2001.

     On December 17, 1999, the Company entered into a severance agreement with Fred P. Steinmark, pursuant to which his employment relationship with the Company was terminated on December 31, 1999. In January 2000, Mr. Steinmark received a severance payment of $359,625, an amount which approximates the base salary that he would have been paid through the remaining term of his employment agreement. As of December 31, 1999, the options to purchase 20,000 shares of Common Stock previously granted to Mr. Steinmark became fully vested and his remaining options expired. In addition, Mr. Steinmark's Repurchase Rights to purchase 45,199 shares of Restricted Stock became fully vested upon his termination.

     LOAN TO AFFILIATE OF SIMON KONOVER. In December 1997 the Company issued an $8.5 million note to Davie Plaza Limited Partnership, a Florida limited partnership, of which Simon Konover is a 49% owner. The loan was secured by a first mortgage position on a 299,778-square foot retail shopping center located in Davie, Florida. In January 1999, the Company received a $2 million repayment. The outstanding balance of $6.5 million was repaid in May 1999. The loan was made in anticipation of the Company's acquisition of the center in connection with the Konover Transaction and to take advantage of the ability to repay the previous debt instrument at a discount. The center was ultimately not acquired by the Company.

     LOANS TO PATRICK M. MINIUTTI. On June 12, 1998, the Company issued a $125,000 note to Patrick M. Miniutti, Executive Vice President, Chief Financial Officer and Director. The loan matures June 30, 2003 and carries an interest rate of 7.75%. On May 4, 1999, the Company issued a $75,000 note to Patrick M. Miniutti of which $50,000 was repaid in 1999. This loan matures July 15, 2000 and carries an interest rate of 8.50%. Both loans are secured by his vested Restricted Stock. The purpose was to allow Mr. Miniutti to raise funds without selling his Restricted Stock.

             INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen LLP ("Arthur Andersen") to serve as independent auditors of the Company for the fiscal year ending December 31, 2000. Arthur Andersen has served as independent auditors of the Company since September 1997 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of Arthur Andersen will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total return on the Common Stock with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite -- 500 Index and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 in the Common Stock on December 31, 1994 and the reinvestment of dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System.

[GRAPHIC OMITTED]



                             Dec-94     Dec-95     Dec-96     Dec-97     Dec-98     Dec-99
 Konover Property Trust       100          70         38         45         41        39
-------------------------     ---          --         --         --         --        --
 S&P 500 Index                100         138        170        226        290       351
-------------------------     ---         ---        ---        ---        ---       ---
 NAREIT Equity Index          100         115        156        188        155       148

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, OR AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


                                 PROPOSAL TWO:
       AMENDMENT OF THE 1995 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN

     The Board of Directors recommends that the stockholders approve an amendment to the Company's 1995 Outside Directors' Stock Compensation Plan (the "Directors' Plan") to increase the shares of Common Stock authorized to be issued under the Directors' Plan from 150,000 to 250,000. The Directors' Plan was adopted in 1995 by the Company to provide an incentive of increased Common Stock ownership to the members of the Board of Directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Outside Directors"). The Directors' Plan is administered by the Executive Compensation Committee. Information regarding the Directors' Plan is set forth below.

     Outside Directors receive an annual retainer fee of $12,000 that is paid in equal semiannual installments (the "Retainer Fee") plus a fee of $1,000 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors or a committee (the "Meeting Fee"). Outside Directors may elect to receive all or a portion of their Retainer Fee and Meeting Fees in shares of Common Stock or options to purchase Common Stock issued under the Directors' Plan in lieu of a cash payment. If an Outside Director elects to receive a portion of his Retainer Fee or Meeting Fee in shares of Common Stock, the number of shares of Common Stock awarded to Outside Directors in lieu of a cash payment will be based on the price of the Common Stock on the New York Stock Exchange on the business day immediately preceding the relevant payment date. If an Outside Director elects to receive a portion of his Retainer Fee or Meeting Fee in options to purchase shares of Common Stock, the number of options awarded will vary with the exercise price such that the difference between the fair market value of the shares underlying the options and the aggregate exercise price of the options equals such portion of the cash director fees foregone. The Executive Compensation Committee may also grant discretionary awards of options to purchase Common Stock to Outside Directors.

     The exercise price for each option issued under the Directors' Plan will be not less than the fair market value of a share of Common Stock on the date of grant, except that options received in lieu of cash Retainer Fees or Meeting Fees will have an exercise price of not less than such fair market value minus the amount of such fees that the director elected to forego.

     As of March 1, 2000, 80,466 shares of Common Stock had been issued or reserved for issuance upon exercise of outstanding options under the Directors' Plan. The proposed amendment to the Directors' Plan would increase the number of shares of Common Stock authorized to be issued under the Directors' Plan from 150,000 to 250,000. The Board of Directors believes this increase is necessary because each current Outside Director has elected to receive up to $20,000 of their Retainer Fee and Meeting Fees in shares of Common Stock in lieu of a cash payment. Moreover, the Board of Directors believes that the additional financial incentive inherent in new or additional ownership of shares of Common Stock by its directors is beneficial to the Company.

     Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares of Common Stock entitled to vote on the proposal. For purposes of the vote on Proposal Two, an abstention will have the effect of a vote against the proposals, unless holders of more than 50% in interest of all shares of Common Stock entitled to vote on the proposal cast votes, in which event an abstention will have no effect on the result of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL TWO.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and officer of the Company and each beneficial owner of 10% or more of the Company's Common Stock is required to file with the Securities and Exchange Commission and the New York Stock Exchange, by a specified date, reports of Common Stock ownership and changes in Common Stock ownership. To the Company's knowledge, based solely on copies of such filings furnished to the Company and written representations that no reports on Form 5 were required, during the fiscal year ended December 31, 1999, all such filings were timely made, except that (i) Messrs. Ticotin, O'Herron, Maloney and Kelly and Ms. Rice each filed their initial report of beneficial ownership, and (ii) Mr. Eberle filed late a report disclosing one transaction.


                            ADDITIONAL INFORMATION

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, including matters incident to the Annual Meeting, the persons named in the accompanying proxy will vote proxies as they deem appropriate with respect to such matters if permitted by the rules promulgated under the Securities Exchange Act of 1934.


                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any stockholder proposals intended to be presented at the Company's 2001 annual meeting of stockholders must be received by the Company at 11000 Regency Parkway, Suite 300, Cary, North Carolina 27511, on or before December 14, 2000 for inclusion in the Company's proxy statement and form of proxy relating to the 2001 annual meeting of stockholders. Under the Company's bylaws, no shareholder proposal may be presented at the annual meeting, whether or not included in the proxy statement, unless written notice of the proposal is received by the Secretary of the Company not later than February 11, 2001 nor prior to November 13, 2000. If, however, the annual meeting is postponed or advanced so that it is not held between May 4 and August 2, 2001, notice must be received not earlier than 180 days prior to the 2001 annual meeting and not later than the later of (i) 90 days before the 2001 annual meeting and (ii) the tenth day following the day on which public announcement of the postponement or advancement of the date of the meeting is first made by the Company.



                                  By Order of the Board of Directors


                                  /s/ ROBIN W. MALPHRUS

                                  ROBIN W. MALPHRUS, ESQ.
                                  Secretary

Dated: April 13, 2000

--------------------------------------------------------------------------------
                         KONOVER PROPERTY TRUST, INC.
               FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 2000
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

 The undersigned hereby appoints C. Cammack Morton and Patrick M. Miniutti, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of common stock of Konover Property Trust, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 211 Gregson Drive, Cary, North Carolina, 27511, on May 11, 2000 at 10:00 a.m., and any adjournment thereof. Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement is hereby acknowledged.


 This Proxy will be voted in accordance with the Instructions marked herein, and in accordance with the recommendation of the Board of Directors if no instructions to the contrary are marked herein. If any other business is transacted at the Annual Meeting (including matters incident to the conduct of the Annual Meeting), this Proxy wil be voted in the discretion of, and in accordance with, the best judgement of the proxies (no other business is currently known).

--------------------------------------------------------------------------------

 1. Election of nine directors to serve until the 2001 annual meeting or until their successors are duly elected and qualified (Proposal One); Nominees:
     Simon Konover, C. Cammack Morton, Patrick M. Miniutti, William D. Eberle,
     J. Richard Futrell, Jr., John W. Gildea, J. Michael Maloney, Jonathan O'Herron and Mark S. Ticotin.


  [ ] FOR ALL (except as noted below)       [ ] WITHHOLD AUTHORITY AS TO ALL


    (Instruction: To withhold authority to vote for any individual nominee, print the nominee's name for which authority is withheld below.)


--------------------------------------------------------------------------------

 2. Amendment of the Company's 1995 Outside Directors' Stock Award Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 150,000 to 250,000 (Proposal Two).

               [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

[GRAPHIC OMITTED]





     FROM THE AIRPORT                                   FROM RALEIGH
     Take 1-40 East to                                  Take US 1/Hwy 64 West to
     US 1/Hwy 64 West                                   Exit 98B onto Hwy 64 West
     Take exit 98B onto Hwy 64 West                     Turn left at third traffic light (Gregson Drive)
     Turn left at third traffic light (Gregson Drive)   [TC]2 is on the left, #211
     [TC]2 is on the left, #211

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
     Note: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.




                                                Dated:--------------------------



                                              Signature:------------------------



                                              Signature:------------------------



                                                 Please mark boxes in blue or
                                                 black ink. Please return
                                                 promptly in the enclosed
                                                 envelope which requires no
                                                 postage if mailed in the
                                                 U.S.A.


                                                 PLEASE MARK, DATE AND SIGN
                                                 THIS PROXY AND RETURN IT
                                                 PROMPTLY IN THE ENCLOSED
                                                 ENVELOPE SO AS TO ENSURE A
                                                 QUORUM AT THE MEETING. THIS IS
                                                 IMPORTANT WHETHER YOU OWN FEW
                                                 OR MANY SHARES. DELAY IN
                                                 RETURNING YOUR PROXY MAY
                                                 SUBJECT THE COMPANY TO
                                                 ADDITIONAL EXPENSE.